                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

Filed by the registrant [x]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[x] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             FIRSTMERIT CORPORATION
                      (f/k/a First Bancorporation of Ohio)
                (Name of Registrant as Specified in Its Charter)

KEVIN C. O'NEIL, BROUSE & MCDOWELL, 500 FIRST NATIONAL TOWER, AKRON, OHIO 44308
(216) 535-5711
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

 [x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transactions applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

   (4) Proposed maximum aggregate value of transaction:

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount previously paid:
 (2) Form, schedule or registration statement no.:
 (3) Filing party:
 (4)  Date filed:


________________________

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                             FIRSTMERIT CORPORATION
                               III Cascade Plaza
                               Akron, Ohio  44308




                              February 28, 1995





To Our Shareholders:


         You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 12, 1995 at 10:00 A.M. at a new location, the Akron West Hilton Inn, 3180 West Market Street, Akron, Ohio 44333. This will be our first Shareholder Meeting since the change of our name from "First Bancorporation of Ohio" to "FirstMerit Corporation."

         The election of directors will take place at the Annual Meeting. This year we will elect five Class I Directors whose terms will expire at the 1998 Annual Meeting. You will also be asked to consider and approve two proposals dealing with updating the form and type of indemnification for the directors and officers of FirstMerit. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees as well as the other directors who will continue in office.

         It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.


                                Sincerely,

                                /s/ Howard L. Flood

                                Howard L. Flood
                                President and Chief Executive Officer

                             FIRSTMERIT CORPORATION
                               III Cascade Plaza
                               Akron, Ohio  44308



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 12, 1995


         The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation ("FirstMerit"), will be held at the Akron West Hilton Inn, 3180 West Market Street, Akron, Ohio 44333, on Wednesday, April 12, 1995, at 10:00 A.M. (local time), for the following purposes:

         1. To elect five Class I Directors and to fix the number of directors at 18;

         2. To approve the amendment of Article Sixth of the Amended and Restated Articles of Incorporation regarding indemnification of the directors and officers of FirstMerit;

         3. To approve the form and use of indemnification agreements for directors of FirstMerit; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on February 10, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.



                                        By Order of the Board of Directors,

                                        /s/ Terry E. Patton

                                        Terry E. Patton
                                        Secretary


Akron, Ohio
February 28, 1995


         THE 1994 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

                             FIRSTMERIT CORPORATION

                                  ____________

                                PROXY STATEMENT


        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation ("FirstMerit" or "Company") of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 12, 1995, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary.

        The close of business on February 10, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding 33,330,380 shares of common stock, no par value per share ("Common Stock"), each of which is entitled to one vote. For information concerning principal shareholders, see the section headed "Principal Shareholders" below.

        The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, 7th Floor, Akron, Ohio 44308, telephone number (216) 384-8000. This Proxy Statement, together with the related Proxy Card and FirstMerit's 1994 Annual Report to Shareholders, is being mailed to the shareholders of FirstMerit on or about February 28, 1995.

        Under Ohio law and FirstMerit's Amended and Restated Articles of Incorporation, as amended ("Articles") and Regulations, if a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. An abstention from voting any share with respect to the election of any nominee for director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of directors, since the share is not considered present for voting purposes.

        The second and third proposals must be approved by the affirmative vote of the holders of FirstMerit's Common Stock, voting as a class, by two-thirds and a majority, respectively. An abstention from voting any share with respect to these proposals will have the practical effect of a vote against the proposals. A broker non-vote will also have the effect of a vote against the proposals, since the adoption of these proposals is determined on the basis of outstanding shares, rather than shares present at the meeting in person or by proxy.

                             ELECTION OF DIRECTORS

        Five Class I directors are being nominated and are to be elected at this Annual Meeting of Shareholders. In addition, the shareholders are being asked by the Board of Directors, pursuant to Article III, Section 2 of the FirstMerit Code of Regulations, as amended (the "Regulations"), to fix the total number of directors at 18, increased from 16, which was fixed by the shareholders in 1993.

        There currently does not exist any vacancy on the Board of Directors. As a matter of corporate policy, the Board believes it is important to maintain vacancies on the Board. This would allow a majority of the Board, pursuant to
Article III, Section 3 of the Regulations, to appoint an individual to the Board. Such a need could occur, as one example, as part of the terms of a future acquisition, or in the event the Board has an outstanding candidate for the Board and believes it is important to appoint such person prior to the next Annual Shareholder meeting. Any such person appointed would serve the remaining term of such position, which could exceed one year.

        The Regulations require that the three Classes be as equal as possible. As such, assuming the shareholders increase the number of director positions to 18, the Classes would be divided equally with six directors in each Class, with one vacancy in each of Classes I and III.

        Set forth below for each nominee for election as a director and for each director whose term shall continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director. The Board of Directors has nominated the persons listed below as nominees, all of whom presently are directors of FirstMerit. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meeting, a quorum being present, shall be elected. A majority of the outstanding shares of Common Stock constitutes a quorum. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

                           NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                                   (TERM EXPIRING IN 1995)(a)

                                                                                             SHARES
                                                                                             BENEFICIALLY
                                          PRINCIPAL OCCUPATION                               OWNED
                                          FOR PAST FIVE YEARS                                NUMBER-
        NAME                      AGE     AND OTHER INFORMATION                              PERCENT (b)(c)
Richard L. Hardgrove              56      Chief Operating Officer and                          1,491(d)
                                          Senior Executive Vice President                     40,578(e)
                                          of FirstMerit; President                            26,790(f)
                                          and Chief Executive Officer
                                          of First National; formerly President
                                          and Chief Executive Officer of Massillon

Philip A. Lloyd, II      48       Attorney, Brouse & McDowell,                        10,562(d)
                                  Akron, Ohio, a legal professional                  138,670(e)(g)
                                  association                                          1,800(f)

Gilbert H. Neal          62       Formerly President and Chief                         2,248(d)
                                  Executive Officer, General Tire Inc.,                1,800(f)
                                  Akron, Ohio, a manufacturer of tires

Roger T. Read            53       Chairman, Harwick Chemical                          13,512(e)
                                  Corporation, Akron, Ohio (formerly                   1,200(f)
                                  President and Chief Executive Officer),
                                  a manufacturer and wholesaler of
                                  chemicals and allied products

Del Spitzer              67       President, Spitzer Management, Inc.,                 2,124(d)
                                  Elyria, Ohio, a management firm for                    690(e)
                                  several enterprises including Spitzer                1,800(f)
                                  Auto Stores, a group of retail
                                  automobile dealerships


                                                     CLASS II DIRECTORS CONTINUING IN OFFICE
                                                           (TERM EXPIRING IN 1996)(a)

Richard A. Chenoweth     69       Attorney, Buckingham, Doolittle &                    8,933(d)
                                  Burroughs, Akron, Ohio, a legal                      3,758(e)(g)
                                  professional association; Director,                  1,800(f)
                                  Roadway Services, Inc., Akron, Ohio,
                                  a publicly-held transportation company

Elizabeth A. Dalton      66       Formerly member of Board of                          1,935(d)
                                  Education of the Akron City                            738(e)(g)
                                  School District                                      1,800(f)

Howard L. Flood          60       President and Chief Executive                       20,395(d)
                                  Officer of FirstMerit; formerly                     26,766(e)(g)
                                  President and Chief Executive                       47,470(f)
                                  Officer of First National

Richard G. Gilbert       74       Formerly, Chairman, Chief                           _______(d)
                                  Executive Officer and Director                      _______(e)
                                  of The CIVISTA Corporation,                        [93,558](f)
                                  a publicly-held savings and loan                    _______(g)
                                  holding company

Clifford J. Isroff       58       Chairman and Secretary, I Corp.,                              4,600(d)
                                  Akron, Ohio, a manufacturing                                  1,800(f)
                                  holding company


Stephen E. Myers         51      President, Chief Executive Officer                             5,385(d)
                                 and Director of Myers Industries,                                600(f)
                                 Inc., Akron, Ohio, a publicly-held
                                 manufacturer and distributor of rubber,
                                 plastic and formed metal products;
                                 Director, Reko International Group,
                                 Inc.,  a publicly-held  manufacturer of
                                 plastic injection molds


                                                    CLASS III DIRECTORS CONTINUING IN OFFICE
                                                           (Term Expiring in 1997)(a)

John C. Blickle          44      President of Heidman, Inc., dba                                  788(d)
                                 McDonald's Restaurants, Akron,                                 2,936(e)
                                 Ohio, quick service restaurants                                1,800(f)

Robert M. Carter         44      Attorney, Carter & Haygood,                                      200(d)
                                 attorneys, Cleveland, Ohio;                                    1,800(f)
                                 formerly independent
                                 practitioner; Director, Ohio Edison
                                 Company, Akron, Ohio,
                                 a publicly-held electric utility company

Terry L. Haines          48      President, Chief Executive Officer                               847(e)
                                 and Director, A. Schulman, Inc.,                               1,200(f)
                                 Akron, Ohio (formerly Vice
                                 President, Sales and General
                                 Manager, ASI Canada), a
                                 publicly-held manufacturer and
                                 wholesaler of plastic materials

Robert G. Merzweiler     41      President and Chief Executive                                  1,500(d)
                                 Officer, Landmark Plastic                                      1,800(f)
                                 Corporation, Akron, Ohio, a
                                 manufacturer of plastic products

Justin T. Rogers, Jr.    65      Formerly Chairman, Chief                                       3,104(d)
                                 Executive Officer and Director,                                1,200(f)
                                 Ohio Edison Company, Akron, Ohio,
                                 a publicly-held electric utility company

- -----------------------------------------

(a) The directors have served since the year following their name: Messrs. Chenoweth, Flood, Isroff, Rogers and Mrs. Dalton, 1981; Mr. Lloyd, 1988; Messrs. Hardgrove, Neal and Spitzer, 1989; Messrs. Blickle and Myers, 1990; Messrs. Carter, Merzweiler and Haines, 1991; Mr. Read, 1992; and Mr. Gilbert, 1995.

(b) Number of shares beneficially owned are reported as of January 31, 1995. None of the Directors beneficially own one percent (1%) or more of the outstanding shares of FirstMerit Common Stock.

(c) All directors and executive officers as a group (__ persons) beneficially owned _______ shares of Common Stock as of January 31, 1995. This represents approximately ____% of the outstanding shares of Common Stock as of that date.

(d)  Sole voting and/or investment power.

(e)  Shared voting and/or investment power.

(f) Shares with respect to which the nominee or director has the right to acquire beneficial ownership by exercising options granted under FirstMerit's 1982 Incentive Stock Option Plan ("1982 Stock Plan"), 1992 Stock Option Program ("1992 Stock Plan"), 1985 FirstMerit Corporation Stock Plan (CV) and 1993 FirstMerit Corporation Stock Plan (CV) (collectively the "CV Stock Plans"), or the 1992 Directors Stock Option Program ("Director Stock Plan").

(g) Includes reported beneficial ownership of the following numbers of shares owned by family members or trusts, as to which the director disclaims any beneficial ownership: Mr. Chenoweth, 3,758; Mrs. Dalton, 738; Mr. Flood, 5,007; Mr. Gilbert, [ ______ ]; and Mr. Lloyd, 124,204.

        There are (and during the past five years there have been) no legal proceedings material to an evaluation of the ability of any director or executive officer of FirstMerit to act in such capacity or concerning his integrity.

        For purposes of this Proxy Statement, "Bancorp Trust" is Bancorp Trust Company, N. A., "Citizens" is Citizens National Bank, "Elyria" is EST National Bank, "First National" is First National Bank of Ohio, "FirstMerit Credit Life" is FirstMerit Credit Life Insurance Company, "FirstMerit Community Development" is FirstMerit Community Development Corporation, "Life Savings" is Life Savings Bank, FSB, "Old Phoenix" is Old Phoenix National Bank of Medina, "Peoples, N.A." is Peoples Bank, N.A., and "Peoples Bank" is Peoples National Bank, all of which are wholly-owned operating subsidiaries of FirstMerit (the "Subsidiaries").

COMMITTEES

        The Board of Directors of FirstMerit has several committees and has appointed members to such committees since the 1994 Annual Meeting of Shareholders.

        The Audit and Review Committee consisted of John C. Blickle, Chairman, Richard A. Chenoweth, Elizabeth A. Dalton, Robert G. Merzweiler and Del Spitzer. It met five times during 1994 to examine and review internal and external reports of operations of FirstMerit and the Subsidiaries for presentation to the full Board of Directors.

        The Loan Committee consisted of Robert M. Carter, Chairman, Robert G. Merzweiler and Stephen E. Myers. It met five times during 1994 to monitor the lending activities of the Subsidiaries to assure such activities are conducted consistent with FirstMerit's loan policy.

        The Compensation Committee was appointed to establish policies for and levels of reasonable compensation for directors, officers and employees of FirstMerit and its Subsidiaries, and to administer FirstMerit's 1982 Stock Plan, the 1992 Stock Plan, the CV Stock Plans and the Employee Stock Purchase Plan ("ESPP"). The Committee also has involvement with the Pension Plan for Employees of FirstMerit Corporation and Subsidiaries, the Executive Supplemental Retirement Plan ("SERP"), the FirstMerit Corporation and Subsidiaries Employees' Salary Savings Retirement Plan ("401(k) Plan"), the FirstMerit Corporation Senior Officer Incentive Compensation Program (the "Compensation Program") and the Executive Post-Retirement Death Benefit Plan ("Death Benefit Plan"). The committee met seven times during 1994. Its members consisted of Philip A. Lloyd, II, Chairman, Terry L. Haines, Gilbert H. Neal and Justin T. Rogers, Jr.

        The Executive Committee evaluates and responds to management's recommendations concerning planning, management, acquisitions, nominations for directors and committee membership. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee consisted of Clifford J. Isroff, Chairman, Richard A. Chenoweth, Howard L. Flood, Richard L. Hardgrove, Philip A. Lloyd, II, Roger T. Read, Justin T. Rogers, Jr. and Del Spitzer. It met 17 times during 1994.

        There were 12 regularly scheduled and special meetings of the Board of Directors in 1994. Messrs. Myers and Spitzer attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

        Section 16(a) of the Securities Exchange Act of 1934 requires FirstMerit's directors, officers and persons who own more than ten percent of its Common Stock ("Section 16 Filers") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and to furnish FirstMerit with copies of all such forms they file. FirstMerit understands from the information provided to it by the Section 16 Filers that for 1994 all reports were filed by the Section 16 filers, except: George P. Paides and Thomas C. Williams each filed a Form 3 late after being appointed as Executive Vice Presidents; and Mac Management Services, Inc. Profit Sharing Trust filed a Form 3 late, and John C. Blickle filed an amendment to a Form 4 to show his relationship as trustee of the above named trust.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its Subsidiaries, to or on behalf of its chief executive officer and each of the four other most highly compensated executive officers of FirstMerit determined as of the end of the last fiscal year, December 31, 1994 (the "Named Executive Officers"), and for the fiscal years ended December 31, 1993 and 1992:


                                             SUMMARY COMPENSATION

                                                                                    LONG-TERM
                                               ANNUAL COMPENSATION                  COMPENSATION(4)
                               -----------------------------------------------      ------------
                                                                                       AWARDS
                                                                        OTHER          ------       ALL
                                                                        ANNUAL      SECURITIES      OTHER
                                                                        COMPEN-     UNDERLYING      COMPEN-
                               YEAR          SALARY(1)     BONUS(2)     SATION(3)   OPTIONS/SARS    SATION(5,6)
                               ----          ------        -----        ------      ------------    ------
NAME AND
PRINCIPAL POSITION
- ------------------
Howard L. Flood               1994         $386,033       $149,206        $  -0-       15,290        $ 64,283
President and Chief           1993          365,700        121,095           -0-       14,420         127,032
Executive Officer             1992          357,746         15,000           -0-       14,560         105,052

Richard L. Hardgrove          1994          251,521         54,638           -0-        7,650          79,575
Chief Operating Officer       1993          235,000         66,381           -0-        7,800          53,398
and Senior Executive          1992          210,157          8,400           -0-        5,340          71,711
Vice President

Scott A. Lyons                1994          201,400         40,000           -0-        4,230          24,758
Senior Vice President         1993          190,000         43,227           -0-        4,320          44,031
                              1992          174,090          4,389           -0-        3,700          55,711

John R. Macso                 1994          183,008         43,860           -0-        4,050         (15,142)
Executive Vice President      1993          172,000         48,800           -0-        4,080          45,601
                              1992          161,846          8,446           -0-        3,780          32,190

W. Daniel Waldron             1994          171,057         49,231           -0-        3,760          19,107
Executive Vice President      1993          150,870         47,493           -0-        3,760          14,559
                              1992          144,378          8,450           -0-        3,340           8,517

- ----------------------------

1  Includes the deferred portion of salary under the 401(k) Plan.

2 For 1994 and 1993, includes the amounts paid pursuant to the Compensation Program, and for 1992, includes amounts paid pursuant to the discretionary bonus program. The amounts included represent the incentive bonus earned for the prior year, but which cannot be determined and paid until the first quarter of the following year.

3 Perquisites provided to each of Named Executive Officers, if any, do not exceed the disclosure thresholds established under Securities and Exchange Commission ("Commission") rules and are not included in this total.

4   None of the Named Executive Officers has any restricted stock holdings.  No long-term incentive plan payouts were made in 1994.

5 "All Other Compensation" for 1994 includes the following: (i) contributions to FirstMerit's 401(k) Plan to match the 1994 pre-tax elective deferral contributions made by each to the 401(k) Plan: (i) Mr. Flood, $6,930, Mr. Hardgrove, $6,930; Mr. Lyons, $6,930, Mr. Macso, $6,930, and Mr. Waldron, $6,930; (ii) amounts accrued under FirstMerit's 1992 Stock Plan as "Dividend Units" (an accrued right to a cash payment) granted: Mr. Flood, $40,013, Mr. Hardgrove, $18,680; Mr. Lyons, $11,072, Mr. Macso, $10,780, and Mr. Waldron, $9,813; (iii) amounts paid or accrued under FirstMerit's SERP: Mr. Flood, $(363,265), Mr. Hardgrove, $(18,946); Mr. Lyons, $(157), Mr. Macso, $(8,899),
and Mr. Waldron, $(9,416); (iv) the present value of the amounts accrued under FirstMerit's Unfunded Supplemental Benefit Plan ("Supplemental Benefit Plan"):
Mr. Flood, $374,564, Mr. Hardgrove, $68,063; Mr. Lyons, $3,242, Mr. Macso, $1,920, and Mr. Waldron, $8,481; (v) amounts paid or accrued by FirstMerit for term life and accidental death insurance: Mr. Flood, $2,376, Mr. Hardgrove, $1,863; Mr. Lyons, $1,507, Mr. Macso, $1,794, and Mr. Waldron, $2,591; (vi)
amounts paid or accrued by FirstMerit for fees as a director and committee member of FirstMerit and First National: Mr. Flood, $-0-, Mr. Hardgrove, $-0-; Mr. Lyons, $-0-, Mr. Macso, $-0-, and Mr. Waldron, $-0-; and (vii) amounts paid or accrued under FirstMerit's Death Benefit Plan: Mr. Flood, $3,665, Mr. Hardgrove, $2,985; Mr. Lyons, $2,164, Mr. Macso, $2,617, and Mr. Waldron, $708.

6   The negative benefit accruals during 1994 resulted from the generally decreasing nature of benefit accruals in the SERP. For example, Mr. Flood had a large negative benefit accrual in the SERP in 1994 of a negative $363,265 and a large positive accrual in the Supplemental Benefit Plan in 1994 of $374,564. This was due to the shift of benefits from the SERP to the Supplemental Benefit Plan for benefits in excess of the $150,000 pay limit. The net present value benefit accrual in 1994 due to this shift was a positive $11,299.

STOCK OPTIONS

        The following table contains information concerning the grant of stock options and/or dividend units during fiscal 1994 under FirstMerit's 1992 Stock Plan to the Named Executive Officers:


                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                             POTENTIAL
                          -----------------------------------------------------------         REALIZABLE VALUE
                          NUMBER OF      PERCENTAGE                                           AT ASSUMED ANNUAL
                          SECURITIES     OF TOTAL                                             RATES OF STOCK PRICE
                          UNDERLYING     OPTIONS/SARS                                         APPRECIATION FOR
                          OPTIONS/       GRANTED TO                                           OPTION TERM(2)
                          SARS           EMPLOYEES IN     EXERCISE OR     EXPIRATION       --------------
NAME                      GRANTED(1)     FISCAL YEAR      BASE PRICE      DATE                5%         10%
- --------------            -------        -----------      ----------      ----               ---         ---
Howard L. Flood           15,290         23.2%            $ 23.50         4/13/04          $225,971   $572,656

Richard L. Hardgrove       7,650         11.6%              23.50         4/13/04           113,060    127,004

Scott A. Lyons             4,230          6.4%              23.50         4/13/04            62,515     70,226

John R. Macso              4,050          6.2%              23.50         4/13/04            59,855     67,237

W. Daniel Waldron          3,760          5.7%              23.50         4/13/04            55,569     62,423

______________________________

1 The 1992 Stock Plan generally provides for granting of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") (collectively "Stock Options"). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Committee. The exercise period of ISOs may not be more than ten years from grant, while the period of NQSOs may be set by the Committee.
No Stock Option may be exercised until six months after the date of grant. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). In the event a participant's employment is terminated due to death, disability or retirement, ISOs awarded will remain exercisable for the maximum period allowable under the Internal Revenue Code of 1986, as amended ("Code"), and NQSOs remain exercisable for the remainder of the option term or five years, whichever is less. If a participant's employment is terminated for any other reason, all Stock Options granted will be cancelled immediately; provided, however, that if FirstMerit terminates a participant for reasons other than misconduct or misfeasance, the participant has 30 days to exercise any Stock Options; and provided further, that if termination is attributable to a "change in control," any Stock Options previously granted will continue for their term. "Change of Control" is basically defined as a change in 30% or more of the beneficial ownership of FirstMerit or a change of a majority of the Board of Directors within a two year period.

   The 1992 Stock Plan also provides that a Dividend Unit be awarded to participants with respect to each share of Common Stock for which a Stock Option is granted, for a period of up to five years. The amount payable with respect to each Dividend Unit is equal to the aggregate dividends actually paid on one share of Common Stock, to the extent the participant held the Dividend Unit on the record date of each such dividend. In the event of termination of a participant's employment, Dividend Units awarded remain outstanding for the duration of the Stock Option to which they are attached, but Dividend Units will terminate upon the termination, cancellation or expiration of their related Stock Options. The 1992 Stock Plan provides that in the event of a Change of Control, FirstMerit will promptly thereafter pay to each participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

2        This computation does not include the value of any Dividend Units which might be paid during such time.

OPTION EXERCISES AND HOLDINGS

    The following table contains information concerning the exercise of Stock Options and/or Dividend Units under FirstMerit's 1982 Stock Plan and its 1992 Stock Plan, and information on unexercised Stock Options held as of the end of the fiscal year, by the Named Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                            NUMBER OF                  VALUE OF
                                                                       SECURITIES UNDERLYING     UNEXERCISED IN-
                                                                            UNEXERCISED          THE-MONEY
                                                                            OPTIONS/SAR          OPTIONS
                                                                         AT FISCAL YEAR-END      AT YEAR-END
                                          SHARES                                  --                         --
                                          ACQUIRED ON      VALUE            EXERCISABLE/         EXERCISABLE/
       NAME                               EXERCISE         REALIZED         UNEXERCISABLE1       UNEXERCISABLE2
- -------------------                       --------         --------         -------------        -------------
Howard L. Flood                           6,000           $ 46,260             47,470             $144,459

Richard L. Hardgrove                       N/A                 N/A             26,790               96,565

Scott A. Lyons                             N/A                 N/A             15,750               70,836

John R. Macso                              N/A                 N/A             11,910               30,971

W. Daniel Waldron                         1,000             14,790             25,060              164,460

_________________________

1  All options held are currently exercisable.

2 Based upon the closing price reported in the Nasdaq National Market System for the Common Stock of FirstMerit on December 31, 1994. This computation does not include the value of any Dividend Units which might be paid during such time.

PENSION PLANS

        Under the Pension Plan for Employees of FirstMerit Corporation of Ohio and Subsidiaries (the "FirstMerit Pension Plan"), a tax-qualified defined benefit pension plan, pension benefits may be paid to executive officers in the future. Executive officers participate in the FirstMerit Pension Plan on the same basis as other employees.

        Pension benefits at normal retirement age 65 are based on the average base salary (exclusive of bonuses and overtime, if either exists, and not exceeding $150,000 in 1994) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service, up to 40 years, plus .55 percent of such average base salary in excess of "covered compensation," multiplied by the number of years of credited service not exceeding 35 years. "Covered compensation" for this purpose means the average (without indexing) of the Social Security taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age.

        Contributions to the FirstMerit Pension Plan are actuarially determined and cannot be appropriately allocated to individual participants. As of December 31, 1994, Mr. Flood had 31.7 years of service credit, Mr. Hardgrove had 29.3 years of service credit, Mr. Lyons had 3.6 years of service credit, Mr. Macso had 29.0 years of service credit and Mr. Waldron had 34.1 years of service credit.

        The following table sets forth estimated annual retirement benefits (assuming the payments are made on a straight life-annuity basis) at age 65 payable to persons in the specified remuneration and years of service classification under the FirstMerit Pension Plan.

                                                          PENSION PLAN TABLE
AVERAGE BASE
SALARY USED FOR                ESTIMATED ANNUAL BENEFITS UPON RETIREMENT ON
PLAN BENEFITS                  DECEMBER 31, 1994 WITH YEARS OF SERVICE INDICATED
- --------------------           -------------------------------------------------------------------------------------------------

                               15 YEARS        20 YEARS      25 YEARS      30 YEARS    35 YEARS    40 YEARS
$75,000                         $ 19,370       $  25,826     $ 32,282      $ 38,739    $ 45,195     $ 50,258
100,000                           26,495          35,326       44,157        52,989      61,820       68,570
150,000                           40,745          54,326       67,907        81,489      95,070      105,195
200,000                           54,995          73,326       91,657       109,989     128,320      141,820
250,000                           69,245          92,326      115,407       138,489     161,570      178,445
300,000                           83,495         111,326      139,157       166,989     194,820      215,070
350,000                           97,745         130,326      162,907       195,489     228,070      251,695
400,000                          111,995         149,326      186,657       223,989     261,320      288,320
450,000                          126,245         168,326      210,407       252,489     294,570      324,945
500,000                          140,495         187,326      234,157       280,989     327,820      361,570

        The foregoing figures are provided without regard to limitations on annual pension benefits which can be paid from a tax-qualified pension plan and trust under the Code.

        FirstMerit also has adopted the Supplemental Pension Plan for its employees, including executive officers. The original effective date of the Supplemental Pension Plan was January 1, 1984, and it was amended effective January 1, 1991. Under the Plan, persons entitled to receive benefits under the FirstMerit Pension Plan are eligible to receive the excess amounts they would have been entitled to under the Pension Plan but for limitations on maximum benefits imposed by the Code on tax-qualified pension plans.
FirstMerit entered into a Supplemental Pension Agreement with Mr. Macso on June 10, 1991, which provides him with a credit of 20-years for determing his benefits and vesting service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee members consisted of Philip A. Lloyd, II, Chairman, Terry L. Haines, Gilbert H. Neal and Justin T. Rogers, Jr. In serving on the Compensation Committee, Mr. Lloyd participates in the determination of the compensation to be received by the executive officers of FirstMerit. Philip A. Lloyd, II, is also a director of FirstMerit and serves on the Executive Committee. Mr. Lloyd is a shareholder of the law firm of Brouse & McDowell which performs legal services for FirstMerit and its Subsidiaries. During 1994, Brouse & McDowell was paid $459,624 for legal services rendered to FirstMerit and $1,004,884 for legal services rendered to the Subsidiaries. The amount of Mr. Lloyd's interest in such fees cannot be practically determined.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

        This section discusses the employment contracts and termination agreements for the Chief Executive Officer and the Named Executive Officers.

        FirstMerit entered into a termination agreement with Howard L. Flood in 1991. The agreement provides that if there is a Change of Control of FirstMerit, and Mr. Flood subsequently is terminated during the term of the agreement, he will be entitled to continued compensation and benefits for a period of three years following termination. Such benefits will not be available, however, if the termination is (i) due to death, retirement or disability, (ii) by FirstMerit for "cause," or (iii) by Mr. Flood other than for "good reason." "Cause" includes felonious criminal activity, disclsoure of confidential information, breach of contract, dishonesty, gross negligence or insubordination. "Good Reason" includes reduction of salary or incentive compensation or relocation if a Change of Control, reduction in responsibilities, involuntary discontinuance of benefit plans or reduction of vacation time.

        The amount of continued compensation will be equal to the greater of Mr. Flood's base salary at the time of termination or immediately prior to the Change of Control, plus annual payments equal to the average annual incentive compensation paid to Mr. Flood over the two years preceding the Change of Control. The benefits received by Mr. Flood during the three-year period after termination must include medical, disability and life insurance benefits identical to those in effect just before the Change of Control. Mr. Flood also will be entitled to immediate vesting of all stock options and similar rights in which he participates. FirstMerit also will pay for one year up to $35,000 of reasonable outplacement expenses incurred by Mr. Flood in seeking comparable employment through a placement firm. Notwithstanding any of the foregoing, the termination compensation and benefits to Mr. Flood will not exceed that which is permitted under the Code without being considered "parachute payments" and thereby being subject to excise taxes.

        To promote stability among the executive officers, the Board of Directors of FirstMerit also authorized FirstMerit to enter into agreements with certain key officers regarding termination due to a Change of Control. Of the Named Executive Officers, Richard L. Hardgrove, Scott A. Lyons, John R. Macso and W. Daniel Waldron have agreements which have a Change of Control provision.

        Messrs. Hardgrove, Macso and Waldron have agreements which provide that these officers will be entitled to continued compensation and benefits for a period of twenty-four, eighteen and eighteen months, respectively, subject to certain limitations, if any such officer is terminated after a "Change of Control" of FirstMerit and during the term of the agreement. Such benefits will not be available, however, if termination is (i) due to death, retirement or disability, (ii) by the FirstMerit for Cause, or (iii) by either officer other than for a Good Reason. The amount of continued compensation will equal the higher of their base salary which was in effect at termination or immediately before the Change of Control.

        Incentive compensation in an amount equal to the average of the incentive compensation paid to Messrs. Hardgrove, Macso and Waldron in each of the two years before the Change of Control will be paid on the first anniversary of termination, and an additional amount equal to that amount will be paid to Mr. Hardgrove, and an amount equal to one-half of such amount will be paid to Messrs. Macso and Waldron, on the last day of the twenty-fourth, eighteenth and eighteenth month, respectively, following termination. Additional benefits provided to Mr. Hardgrove during the twenty-fourth month period, and Messrs. Macso and Waldron during the eighteen-month period following termination, will include medical and life insurance benefits identical to those in effect for the officer just before the Change of Control. Messrs. Hardgrove, Macso and Waldron each will also be entitled to immediate vesting of all stock options and similar rights, and will have 90 days to exercise such options or rights. FirstMerit will pay for one year up to $25,000 in reasonable outplacement expenses incurred by Messrs. Hardgrove, Macso or Waldron in seeking comparable employment through a placement firm.
All of the continued compensation and benefits described above will discontinue, however, if either Mr. Hardgrove, Mr. Macso or Mr. Waldron obtains comparable employment with another employer, reaches age 65 or is deceased. Another limitation on the continued compensation and benefits is that they may not exceed that which is permitted under the Code without being considered "parachute payments" and thereby being subject to excise taxes.

        Mr. Lyons' agreement provides that if prior to attaining age 55, and within twenty-four months of a Change of Control, he is involuntarily terminated without cause or he voluntarily terminates his employment for Good Reason, subject to certain limitations, he is entitled to receive twenty-four monthly payments in an amount equal to his average monthly earnings. In addition, he will continue to receive the same employee benefits over the twenty-four-month period. If Mr. Lyon obtains comparable employment during the 24-month period, the payments and benefits cease.

FIRSTMERIT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        PHILOSOPHY AND COMPOSITION OF COMMITTEE

        FirstMerit's executive compensation program is designed to enable FirstMerit to attract, motivate and retain top quality executive officers by providing a fully competitive and comprehensive compensation package. It provides for competitive base salaries that reflect individual performance as well as annual variable incentive awards payable in cash for the achievement of financial performance goals established by the Compensation Committee and approved by the Board of Directors. In addition, long-term, stock-based incentive awards are granted to strengthen the mutuality of interest between the executive officers and FirstMerit's stockholders and to motivate and reward the achievement of important long-term performance objectives of FirstMerit.

        FirstMerit's executive compensation program is administered by the Compensation Committee of the Board of Directors and is composed entirely of the following non-employee Directors: Philip A. Lloyd, II, Chairman, Terry L. Haines, Gilbert H. Neal and Justin T. Rogers, Jr.

        ESTABLISHMENT OF EXECUTIVE COMPENSATION PROGRAM AND PROCEDURES

        In 1990 and 1993, the Compensation Committee retained the services of Sibson & Company, Inc., a nationally recognized independent compensation consulting company, to conduct a full review and to make recommendations regarding the effectiveness of FirstMerit's executive compensation program. As part of that review and for purposes of recommending a program to FirstMerit, Sibson & Company was requested to review the executive compensation program then being utilized and compare it to public corporations that shared one or more common traits with FirstMerit (such as market capitalization, asset size and geographic location), which the Committee and Sibson & Company felt might be FirstMerit's most direct competitors for executive talent, and also to assist FirstMerit in establishing and weighting specific assessment areas for the chief executive officer. The recommendations of Sibson & Company following its review were adopted in substantial part by the Committee and Board of Directors in 1993 for implementation in 1994.

        The Compensation Committee is responsible for the establishment of the base salary, as well as the award level for the annual incentive compensation program, both subject to Board approval by the non-employee directors. The Committee is also responsible for the award level and administration of the stock option programs for executive officers, as well as recommendations regarding other executive benefits and plans, also subject to Board approval by the non-employee directors. In reviewing the individual performance of the executive officers whose compensation is detailed in this Proxy Statement, the Committee takes into account the views of the Chief Executive Officer and the Chief Operating Officer of FirstMerit. In reviewing the Chief Executive Officer's performance, the Committee reports on that evaluation directly to the non-employee members of the Executive Committee and then to the non-employee members of the Board of Directors.

        As an overall evaluation tool used in determining levels of compensation for the FirstMerit executive officers, as well as for the chief executive officer, the Committee reviews the compensation policies of other public companies, as well as using published financial industry salary surveys, such as the "Top Executive Study by Ben S. Cole Financial, Inc." and the Cole Survey published by the Wyatt Company (the "salary surveys"). Although the Committee has not defined or established a specific comparison group of bank holding companies for determination of compensation, those listed in the salary surveys which share one or more common traits with FirstMerit, such as market capitalization, asset size, geographic location, similar lines of business and financial returns on assets and equity, are given more weight. The companies listed in the various salary surveys may or may not be included in the NASDAQ Banks Index (an index included in FirstMerit's "Performance Graph" below), and as such, the Committee is unable to make any comparisons between the two.

        COMPONENTS OF EXECUTIVE OFFICER COMPENSATION.

        For 1994, the executive compensation program for the executive officers, as well as for the chief executive officer, consisted of three primary components: (i) a base salary; (ii) incentive compensation; (iii) benefits related to other executive benefits, as well as health, savings and retirement benefits generally available to all employees. These components are discussed in detail below.

        BASE SALARY. Executive officers' base salaries are reviewed annually. They are primarily determined by evaluating the individual officers' level of responsibilities for their position, comparing their position to similar positions within FirstMerit and by comparing salaries detailed in the salary surveys for executives with similar experience and responsibilities.

        Significant weight is also given to the views of the Chief Executive Officer and the Chief Operating Officer of FirstMerit regarding how the executive officer has succeeded in his or her annual performance goals. These goals are established by the Chief Executive Officer and the Chief Operating Officer for each executive officer, including personal and departmental goals. The nature of these goals differs depending upon each officer's job responsibilities. Goals are both qualitative in nature, such as the development and retention of key personnel, quality of products and services and management effectiveness; and quantitative in nature, such as sales and revenue goals and cost containment.

        The individual executive officer's base salary is then established by the Committee based upon the items listed above, as well as being based upon the Company's overall earnings during the preceding year. The Committee does not place a specific weight value on any of the above listed factors. The base salary as established is subject to Board approval by the non-employee directors.

        INCENTIVE COMPENSATION. Incentive compensation includes two programs. The award of cash bonuses through an incentive compensation bonus plan entitled the "Senior Officer Incentive Compensation Plan" and through the award of stock options under the 1992 Stock Plan. The participants and awards under FirstMerit's incentive plans are determined by the Committee, subject to approval by the Board of Directors.

        Cash Incentive Compensation. FirstMerit's policy for cash incentive compensation is to reward the achievement of financial objectives established in advance by the Compensation Committee. Prior to the beginning of each year a performance matrix are established by the Committee.

        The performance matrix delineates incrementally increasing amounts of two measures, return on assets ("ROA") and the percentage of increase of earnings per share ("EPS") for FirstMerit. Certain threshold levels of these two measures must be achieved during the year before any incentive bonus can be awarded. ROA and EPS are each weighted equally in the determination of any incentive bonus. A minimum threshold performance in both measures must be reached before any incentive bonus can be granted. The Committee has the right, however, to also take into consideration the individual performance of the executive officer in making an award to him or her under the plan.

        The performance matrix indicated that an incentive bonus award for an executive officer ranged from 25% to 40% of base salary depending on individual executive officer's position and the extent to which the ROA and EPS exceeded the threshold levels. If the minimum threshold levels are not met, incentive bonus awards are not awarded. In 1994, both minimum threshold levels were exceeded. All incentive bonus awards are paid in cash.

        Incentive Stock Options. FirstMerit's philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company by providing them with a long-term interest in the Company's overall performance and providing an incentive to those executive officers to manage with a view toward maximizing long-term shareholder value. These stock option grants provide incentive for the creation of shareholder value since the full benefit of the grant to each executive officer can only be realized with an appreciation in the price of FirstMerit's common stock.

        These grants provide the right to purchase shares of FirstMerit's common stock at the fair market value on the date of grant. Stock options are granted pursuant to the Stock Option Program using guidelines which include corporate performance, individual responsibilities and performances, although option grants historically have equaled a percentage of each executive officer's base salary, the percentage being the same for all executive officers.

        The grants made in 1994 for all participants in the Stock Option Program were 65,790 shares of FirstMerit Common Stock, of which 34,980 shares were awarded the Named Executive Officers or 53.1% of all options granted. Pursuant to historical practice, option grants equaled a percentage of each executive officer's base salary, which in 1994 equaled 25-40%, depending upon the individual executive officers' position.

        DETERMINATION OF THE CHIEF EXECUTIVE OFFICER'S COMPENSATION.

        Howard L. Flood is the President and Chief Executive Officer of FirstMerit, a position he has held since 1985. Mr. Flood's base salary in 1994 was determined by the Committee through an assessment of two primary areas, the annual financial results of FirstMerit, and his overall performance as a leader of the Company. In determining compensation, the annual financial results, which focuses on ROA and EPS, was given a 75% weight by the Committee, whereas overall performance as a leader was given a 25% weight in performance by the Committee. Overall performance is further broken down into seven sub-areas, three of which are each given a 20% weight, while the other four are each given a 10% weight. In addition to these factors, the Committee also reviews the salary surveys to determine if there are any overall trends in the financial services industry regarding compensation of chief executive officers which would require any adjustments to the amounts to be paid to Mr. Flood.

        Mr. Flood also participates in the two incentive compensation programs. The determination of the cash bonus awards and stock option grants to Mr. Flood are awarded by the Committee on the same basis as the other executive officers.

        Based on these factors, the Committee established Mr. Flood's base salary for 1994 at $386,033, which when added to his 1994 incentive cash bonus of $149,206, was a 9.95% increase from his 1993 base salary and incentive cash bonus. Mr. Flood was also granted an option to purchase 15,290 shares of FirstMerit Common Stock at a per share price of $23.50 which was 100% of the fair market value of the stock on the date of grant. The grant was made in accordance with the guidelines of the Committee referenced above and equated to 23.2% of all options granted to participants in the 1992 Stock Option Program in 1994.

        SECTION 162(M) DISCUSSION

        The Committee is continuing to review the qualifying compensation regulations issued by the Internal Revenue Service which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year. Currently, remuneration is not expected to exceed the $1.0 million base and therefore, compensation should not be affected by the qualifying compensation regulations.

        The foregoing report has been respectively furnished by the members of the Compensation Committee, being:

              Philip A. Lloyd, II, Chairman             Terry L. Haines
              Gilbert H. Neal                           Justin T. Rogers, Jr.


PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on FirstMerit's Common Stock against the cumulative return of the Nasdaq Banks Index, the Nasdaq Index and the S&P 500 Index for the period of five fiscal years commencing January 1, 1989 and ended December 31, 1994.(1)

                 1989             1990            1991             1992             1993             1994
FBOH           ______           _______          ______           _______          ______           ______

NASDAQ         ______           _______          ______           _______          ______           ______

NASDAQ         ______           _______          ______           _______          ______           ______
BANKS(2)

S&P 500        ______           _______          ______           _______          ______           ______

________________________

1 Assumes that the value of the investment in FirstMerit Common Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

2    This is a CRSP index and includes all companies on Nasdaq within the SIC codes of [ _____ ] and [ ______ ]. To the extent Nasdaq makes available the identity of the companies which comprise this index, the Company, in a prompt manner, will make such information available to any person requesting such.

DIRECTOR COMPENSATION

        The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit were compensated for their services in 1994:

                            ANNUAL                  FEE PER                      FEE PER
NAME OF ENTITY           RETAINER FEE           BOARD MEETING             COMMITTEE MEETING
FirstMerit               [$ 6,000               $ 400                           $  400
First National(1)           5,000                 350                              350]

- ----------------------------------

(1) Most of the directors of FirstMerit serve as directors of First National. A few of the directors of FirstMerit also serve as directors of one or more of the Subsidiaries.

         The non-employee directors who serve as the chairman of the various Board committees receive additional cash compensation as follows: Audit, Compensation and Loan Committees, $625; and the Executive Committee, $775.

         FirstMerit may pay fees to directors who are former officers of FirstMerit or the Subsidiaries but not to directors who are incumbent officers of FirstMerit or the Subsidiaries. The FirstMerit Corporation Directors' Deferred Fee Plan ("Director Fee Deferral Plan") permits directors of FirstMerit who are not employees to defer their fees, which are then credited by the FirstMerit, to a deferred benefit account on behalf of the participating director. When a participating director terminates service for any reason other than death, FirstMerit pays the deferred fees together with a designated rate of interest to the director. A participating director may withdraw from the Director Fee Deferral Plan and receive the Plan benefits during service as a director, provided the election is made under the terms of the Plan. A participant also is entitled to a death benefit in the event of death during service. If a director dies after termination of service, the director's beneficiary will receive the unpaid balance of the Director Fee Deferral Plan account. Twelve of FirstMerit's directors elected to participate in the Director Fee Deferral Plan during 1994.

         On April 8, 1992, the shareholders approved the 1992 Directors Stock Plan. The Directors Stock Plan generally provides for granting of non-qualified stock options to directors who are not full-time employees of FirstMerit. Under the Directors Stock Plan, up to 100,000 shares of FirstMerit Common Stock may be issued, subject to adjustment in the event of certain corporate transactions as described below.

         Each participant in the Directors Stock Plan will be awarded annually, on the day after the Annual Meeting of Shareholders, non- qualified stock options to purchase 600 shares of Common Stock. The option price per share will be 100 percent of the fair market value of a share of Common Stock on the date the option is granted. The Directors Stock Plan also provides that a Dividend Unit will be awarded to participants with respect to each share of Common Stock for which a NQSO is granted. The amount payable with respect to each Dividend Unit is equal to the aggregate dividends actually paid on one share of Common Stock, to the extent the participant held the Dividend Unit on the record date for payment of each such dividend. Dividend Units will be awarded for terms of ten years, but will accrue dividends only for the five years first following their award.

         The Directors Stock Plan provides that in the event of a "Change of Control," FirstMerit will promptly pay to each Participant an amount equal to the aggregate amount accrued on the Dividend Units held by the participant on the date of the Change of Control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During 1994, certain directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with the Subsidiaries of FirstMerit in the ordinary course of business. FirstMerit expects that these relationships and transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made in the future on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not employed by FirstMerit. The existing transactions do not involve more than the normal risk of collectability or present other unfavorable features.

         The law firm of Brouse & McDowell performed legal services for FirstMerit and the Subsidiaries in 1994. Philip A. Lloyd, II, a Class I Director of FirstMerit, is a shareholder of the law firm. The amounts of such fees for legal services are indicated under "Compensation Committee Interlocks and Insider Participation," above. The amount of Mr. Lloyd's interest in such fees cannot practicably be determined.

         The law firm of Buckingham, Doolittle & Burroughs received fees for the performance of legal services for several Subsidiaries of FirstMerit in 1994. Richard A. Chenoweth, a Class II Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Chenoweth's interest in such fees cannot practicably be determined.

         The law firm of Carter & Haygood received fees for the performance of legal services for a Subsidiary of FirstMerit in 1994. Robert M. Carter, a Class III Director of FirstMerit, is a shareholder of the law firm. The amount of Mr. Carter's interest in such fees cannot practicably be determined.

         FirstMerit and the Subsidiaries also employ other law firms for legal services.


        PROPOSALS TO AMEND THE INDEMNIFICATION PROVISION IN THE ARTICLES
               AND TO APPROVE FORM OF INDEMNIFICATION AGREEMENTS

REASON FOR PROPOSALS

         The interests of shareholders require that FirstMerit be successful in attracting and retaining qualified persons as directors and officers and that such persons be placed in circumstances that facilitate their ability to exercise their best judgment and act upon that judgment without exposure to unreasonable personal risks. The increase in the risk of litigation against directors and officers impacts the ability of companies to recruit and retain qualified persons as directors and officers. As such, it is necessary and desirable to provide such persons with the assurance that, under appropriate circumstances, the burden of liability and litigation expenses arising out of their services rendered to the Corporation will be indemnified to the full extent permitted by Ohio general corporation law, as such law may be further revised from time to time.

         The two proposals discussed below deal with the indemnification of directors and officers of FirstMerit. The proposed amendment to the Articles is intended to remove the possibility of an inconsistency between the current indemnification provision in the Articles (which has been in effect since 1981) and the current Ohio general corporation law, which has undergone revision since that time. In conjunction with this change, FirstMerit will, as provided by the Ohio general corporation law, enter into separate indemnification agreements with its executive officers. In addition, FirstMerit has determined to enter into the same agreements with its directors, however, as discussed below, it is requesting shareholder approval of the agreements with the directors before entering into them.

         The proposed amendment to the Articles and the proposed form of indemnification agreement do not alter the standard of care which the directors, officers or employees of FirstMerit owe to FirstMerit and the shareholders under the Ohio general corporation law. In addition, the forms of indemnification may not affect a director's potential liability under the federal securities laws. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted under the current Articles, or as proposed to be amended, and the proposed form of indemnification agreement, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy and is, therefore, unenforceable. FirstMerit is not aware of any pending or threatened litigation which would give rise to claims under the Articles or the form of indemnification agreements.

PROPOSAL TO AMEND INDEMNIFICATION PROVISION IN ARTICLES

         Under current Ohio general corporation law, directors and officers are provided with indemnification rights unless a corporation's articles or regulations expressly exclude them. FirstMerit's Articles do not exclude the right of indemnification.

         The proposal would delete the current Article Sixth and replace it with the following:

              SIXTH: The Corporation may indemnify any director or officer, any former director or officer of the Corporation and any person who is or has served at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by applicable law, as the same may be in effect from time to time. The indemnification provided for herein shall not be deemed to restrict the right of the Corporation to (i) indemnify employees, agents and others as permitted by such law, (ii) purchase and maintain insurance or provide similar protection on behalf of directors, officers or such other persons against liabilities asserted against them or expenses incurred by them arising out of their service to the Corporation as contemplated herein, and (iii) enter into agreements with such directors, officers, employees, agents or others indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against them or incurred by them arising out of their service to the Corporation as contemplated herein.

         Because the amendment provides that indemnification will be provided to the full extent permitted by the then current applicable law, it should eliminate the need to further change the Articles in the future to ensure consistency in the event the Ohio general corporation law is revised in the future.

         Under the Ohio general corporation law, Ohio corporations are authorized to indemnify directors, officers and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. It provides, however, that directors (but not officers) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

         The Ohio general corporation law does not authorize payment of expenses or judgments to an officer or other agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director or officer acted in good faith and in a manner he reasonably believed to be in (or not opposed to) the best interests of the company, indemnification is discretionary except as otherwise provided by a company's articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

         A director is not liable for monetary damages under Ohio law unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interest of the corporation. There is, however, no comparable provision limiting the liability of officers or other agents of a corporation.

         The statutory right to indemnity is not exclusive in Ohio. The Ohio general corporation law provides express authority for Ohio corporations to procure not only insurance policies, but also to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity by contract.

PROPOSAL TO APPROVE DIRECTOR INDEMNIFICATION AGREEMENTS

         In certain limited circumstances, the indemnification protection provided to FirstMerit's directors and officers under FirstMerit's Articles could become ineffective. Specifically, if FirstMerit was acquired and merged into another entity, the FirstMerit Articles would be cancelled as well as the indemnification rights provided to the directors and officers thereunder. In addition, the Articles could be amended thereby deleting or limiting the scope of indemnification provided the directors and officers.

         There is a simple means of providing indemnification protection to directors and officers which is not vulnerable to the two examples listed above. FirstMerit could enter into indemnification agreements with its directors and executive officers. These agreements would provide those persons with indemnification which could only be modified or taken away with the approval of the director or officer who is a party to the agreement, and would therefore continue even if the Articles were cancelled or amended.

         FirstMerit may enter into such agreements with its executive officers under the Ohio general corporation law and FirstMerit's current Articles, as well as if they are amended under the proposal discussed above. With regard to providing such agreements to each member of the Board of Directors, however, a section of Ohio law may limit the Board's right to have FirstMerit do so without shareholder approval. Ohio law indicates that any contract between a director and the corporation must be approved by (i) a majority of the disinterested directors, or (ii) a majority vote of the shareholders; unless the agreement is fair to the corporation at the time it is approved. Although the Board believes the form of indemnification agreement proposed would be "fair to the corporation," and would therefore not require either Board or shareholder approval, it believes the appropriate conservative action would be to allow the shareholders to vote on this matter.

        The form of indemnification agreement will provide the type and scope of indemnification provided the directors in the Articles. The form of indemnification agreement, however, would require the Corporation to indemnify the director and allow a director to select indemnification rights provided under (i) FirstMerit's current Articles and/or Code of Regulations; (ii) Ohio law in effect on the date of the indemnification agreement; (iii) the Articles and law in effect at the time expenses are incurred; and (iv) any liability insurance policy obtained by FirstMerit and in effect at the time a claim is made. The director would have the right to be reimbursed for expenses as they are incurred, but only if he files with FirstMerit an undertaking to repay any amount which it is ultimately determined he must repay. No indemnification will be required under the indemnification agreements with respect to actions, fines or penalties, specifically excluded from indemnification coverage under applicable Ohio law, or any proceeding initiated by the director or officer without the consent of the Board of Directors, except in certain limited cases.

         The Board of Directors has not determined what action, if any, it will take in the event that the shareholder vote for approval of the use of the indemnification agreements is not obtained. The Board may determine to proceed to enter into the proposed agreements with the directors as is its authority under the assumption that the agreements are fair to the corporation.

         A copy of the form of indemnification agreement is available to any person to whom this proxy statement has been delivered by contacting Mr. Terry
E. Patton, Secretary of FirstMerit, at the address or telephone number listed on page 1 of this Proxy Statement.

VOTE REQUIRED FOR APPROVAL

         With regard to the first proposal to amend the Articles to replace the current Article Sixth with the language listed above, approval by the holders of two-thirds of the outstanding shares of FirstMerit Corporation Common Stock, in person or by proxy, is required.

         With regard to the second proposal to approve the form of indemnification agreement and the use by FirstMerit of similar agreements in the future with directors of FirstMerit, with such changes to the agreements reasonably related to the subject matter as the Board may determine are necessary, approval by the holders of a majority of the outstanding shares of FirstMerit Corporation Common Stock, in person or by proxy, is required.

         Shareholders should note that the Board of Directors may have a conflict of interest in making this recommendation since they will benefit from the adoption of this proposal.

         THE BOARD OF DIRECTORS OF FIRSTMERIT RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR BOTH PROPOSALS DEALING WITH THE AMENDMENT TO THE ARTICLES AND THE ADOPTION OF THE FORM AND USE OF INDEMNIFICATION AGREEMENT.

                             PRINCIPAL SHAREHOLDERS

         The following table describes the beneficial ownership of Common Stock of each person who was known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding on or about February 14, 1995. Under rules and regulations promulgated by the Commission, a person is deemed to be the "beneficial owner" of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term "voting power" means the power to vote or to direct the voting of shares and "investment power" means the power to dispose of or to direct the disposition of shares.

         These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

         NAME AND ADDRESS                       SHARES AND NATURE OF
         OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP               % OF CLASS 2
Trust Division of                                   1,764,196(1)                     6.5%
First National Bank of Ohio
121 South Main Street, Suite 200
Akron, Ohio  44308

Cincinnati Financial Corporation                    2,632,400                        9.7%
P.O. Box 145496
Cincinnati, Ohio 45250
- --------------

1 All of these shares are held in a fiduciary capacity for the benefit of others by the Trust Division of First National, and the Trust Division either has or shares voting and/or investment power.

2   Based upon the totoal outstanding shares at December 31, 1994, of
27,162,000.

                                    AUDITORS

         FirstMerit has selected Coopers & Lybrand as its auditors for 1995. Coopers & Lybrand has served as auditors for FirstMerit since 1992. A representative of the auditors will be present at the meeting and will be available to answer questions. The representative will have the opportunity to make a statement at the meeting.

                  SHAREHOLDER PROPOSALS AND BOARD NOMINATIONS

         Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 1996 may be made only by a qualified shareholder and must be received by FirstMerit no later than December 12, 1995.

         The Executive Committee will consider nominees for directors of FirstMerit recommended by shareholders who submit the person's name and qualifications, in writing, to the Executive Committee. Under Article II,
Section 2, of FirstMerit's Regulations, shareholders entitled to vote for the election of directors who intend to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to the election to be held at an annual meeting of shareholders, 90-days in advance of such meeting, and (ii) with respect to the election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The notice from the shareholder must set forth certain information concerning the shareholder and each nominee, including names and addresses, a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the meeting, a description of arrangements or understandings between the shareholder and each nominee, such other information required to be included in a proxy statement, and the consent of each nominee to serve as a director of FirstMerit if so elected.

                                    GENERAL

         The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Georgeson & Company, Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. It is expected that Georgenson will primarily solicit institutional investors and owners not of record who are non-objecting beneficial owners of FirstMerit Common Stock. The costs of such services are estimated at $2,000 plus an additional cost of $6 per individual stockholder solicited, plus reasonable distribution and mailing costs.

         Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.


                                                /s/ Terry E. Patton

                                                TERRY E. PATTON,
                                                Secretary



Akron, Ohio
February 28, 1995

                          FIRSTMERIT CORPORATION PROXY

                      SOLICITED BY THE BOARD OF DIRECTORS

         William B. Poe, Robert T. Rowe and Robert L. Gollmer, or any of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all Common Stock of the undersigned in FirstMerit Corporation ("Company") at the Annual Meeting of Shareholders of said Company to be held on Wednesday, April 12, 1995, and any adjournment(s) thereof with respect to the following matters:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS SIGNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SET FORTH BELOW.

1. For the election of five Class I Directors and to fix the number of directors at 18.

Nominees: Richard L. Hardgrove, Philip A. Lloyd, II, Gilbert H. Neal, Roger T. Read and Del Spitzer

        [ ] FOR                         [ ]  WITHOLD AUTHORITY          INSTRUCTION: To withhold
        All listed nominess             To vote for all                 authority to vote for any
        (except as marked to the        listed nominees                 individual nominee, strike
        contrary)                                                       through the nominee's name.

2. To amend Article Sixth of the Articles of Incorporation regarding indemnification of directors and officers."

        [ ]  FOR                        [ ]  AGAINST                    [ ]  ABSTAIN

3. To approve the form and use of indemnifcation agreements for directors of FirstMerit.

        [ ]  FOR                        [ ]  AGAINST                    [ ]  ABSTAIN

4. Such other business as properly may come before said meeting and any adjournment(s) thereof.

                                                        Please date, sign exactly as
                                                        stenciled, and return promptly in
                                                        the enclosed envelope.

                                                        DATED:______________________, 1995

                                                        __________________________________

                                                        __________________________________
